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                                    Letterhead of
                       SPILSBURY, HAMILTON, LEGENDRE & PACIERA
                             CERTIFIED PUBLIC ACCOUNTANTS


                                                                January 30, 1997




Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have received a copy of the disclosures that GS Financial Corp., Inc. and Guaranty Savings and Homestead Association are including in the change in auditors section of the proposed prospectus for the conversion of the Homestead to a stock association. We agree with the following statements as they relate to our relationship with Guaranty Savings and Homestead Association during the years 1993 and 1994:

1. We did not have any disagreements with the Association on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

2. We did not issue any adverse opinion with respect to the Association's financial statements or any disclaimer of opinion or any opinion which was qualified or modified as to uncertainty, audit scope or accounting principles.

We hereby consent to the filing of this letter as an exhibit to the registration statement being filed by GS Financial Corp, Inc. with the Securities and Exchange Commission and as an exhibit to the application for conversion being filed by Guaranty Savings and Homestead Association with the Office of Thrift Supervision and the Office of Financial Institutions.

                             Sincerely,


                        /S/ Spilsbury, Hamilton, Legendre & Paciera
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                        SPILSBURY, HAMILTON, LEGENDRE & PACIERA
                             Certified Public Accountants